Exhibit 10.19

                , 2021

Roger Owens

Dear Roger,

This letter agreement (the “Agreement”) sets forth the terms and conditions of your continued employment with Cardiva Medical, Inc. (“Cardiva” or the “Company”). This Agreement supersedes and replaces all prior written employment agreements, offer letters, or oral promises regarding the subject matter herein, including, but not limited to, your initial October 1, 2015 offer letter agreement with the Company (the “Offer Letter”). This Agreement is effective as of the Initial Public Offering date, estimated to be                 , 2021 (the “Effective Date”).

1.    Position; Duties and Location: You will continue to serve as the Company’s Chief Commercial Officer. During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention required to promptly and faithfully perform all of your obligations in a competent and professional manner consistent with the expectations of the Company’s board and its President and CEO, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. You shall continue to perform such duties as are required by the Company’s President and CEO, to whom you will report. Your primary office location will be your Southlake, TX home office. The Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel. The Company may modify your job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

2.    Policies and Procedures. The employment relationship between you and the Company shall continue to be governed by the general employment policies and practices of the Company, as adopted or modified from time to time in the Company’s discretion, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

3.    Compensation.

a.    Salary. You will receive a base salary at the rate of Three Hundred Eighty Seven Thousand Five Hundred Dollars and 00/100 ($387,500.00) per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.

b.    Bonus. You will continue to be eligible for a quarterly discretionary bonus of up to $58,125 per quarter (the “Quarterly Bonus”), under the terms. Whether you receive a Quarterly Bonus for any given quarter, and the amount of any such Quarterly Bonus, will be determined by the

Company’s Compensation Committee of the Board, as applicable, in its sole discretion, based upon the Company’s and your achievement of objectives to be determined on a quarterly basis by the Compensation Committee of the Board, as applicable. Any bonus is not earned until paid and will be paid on or before the 15th of the month following the quarter for which the bonus is awarded. If your employment terminates for any reason prior to the payment date, you will not have earned, and will not be paid, any pro-rated bonus.

4.    Standard Company Benefits. You will continue to be entitled to participate in all employee benefit programs for which you are eligible under the terms and conditions of the benefit plans and applicable policies that may be in effect from time to time and provided by the Company to its executive employees. The Company reserves the right to cancel or change the benefit plans or programs it offers at any time. Additional information regarding these benefits is available upon request.

5.    Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6.    Equity. Any and all Equity Awards granted to you prior to the Effective Date will continue to be governed by the terms of the applicable stock option and equity incentive award plans or agreements and grant notices. For purposes of this Agreement, “Equity Awards” shall mean all stock options, restricted stock and restricted stock units and such other equity awards granted to you prior to, or after, the Effective Date pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

7.    At-Will Employment. Your employment relationship remains at-will. Either you or the Company may terminate the employment relationship at any time, with or without Cause (as defined in the Severance Plan referenced below) or advance notice.

8.     Severance. You are eligible for severance benefits pursuant to the Company’s Severance Plan, as approved by the Board on March 2, 2020, and as may be amended from time to time in the Company and Board’s sole discretion (the “Severance Plan”). You hereby acknowledge and agree that any prior written or oral promise of severance benefits are hereby extinguished and superseded by your rights pursuant to the Severance Plan.

9.    Proprietary Information Obligations.

a.    Confidential Information Agreement. On or around October 18, 2015, you entered into an Employee Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”), which remains in full force and effect.

b.    Third-Party Agreements and Information. You represent and warrant that your employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that you will perform your duties to the Company without violating any such agreement. You represent and warrant that you do not possess confidential information arising out of prior employment, consulting, or other third-party relationships, that would be used in connection with your employment by the Company, except as expressly authorized by that third party. During your employment by the Company, you will use in the performance of your duties only information which is generally known and used by persons with training and experience comparable to your own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by you in the course of your work for the Company.

10.    Outside Activities. Except with the prior written consent of the President and CEO, you will not during the term of your employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor. You may serve on outside boards of directors or committees of public or private organizations if the outside activities are disclosed and approved with written consent of the President and CEO. That approval will not be granted if the outside activities are deemed by the President and CEO, without limitation, to conflict in any way with the provisions of the Agreement, to impair in your ability to perform your duties under this Agreement, or to otherwise conflict in any way with the business interests of the Company. Notwithstanding the forgoing, you shall be entitled to serve on the boards, committees or engage in civic, educational, religious and not-for-profit activities without disclosure to the Company so long as such activities do not materially interfere with the performance of your duties hereunder or present a conflict of interest with the Company. You agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

11.    Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

12.    General Provisions.

a.    Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to you at the address as listed on the Company payroll.

b.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties insofar as possible under applicable law.

c.    Waiver. Any waiver of any breach of any provisions of this Agreement, or rights hereunder, must be in writing to be effective, and shall not thereby be deemed to be a waiver of any preceding or succeeding breach or rights of the same or any other provision of this Agreement.

d.    Complete Agreement / Representations. You acknowledge and agree that you have been paid all compensation owed for all time worked for the Company, and other than the current payroll, have not earned and are not entitled to receive any other compensation or benefits from the Company other than as set forth in this Agreement. You further represent that you are not aware of any events or actions that have occurred during your employment with the Company that would give rise to your ability to resign your employment for Good Reason under the Offer Letter, or any other plan, policy or agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between you and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (including without limitation the Offer Letter, and any other employment terms, offer letter or employment agreement you may have entered into or discussed with the Company, and you further acknowledge and agree that as of the Effective Date, you will no longer be eligible for, nor entitled to, any compensation or benefits under the Offer Letter or any other offer letter or agreement). This Agreement cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

e.    Counterparts. This Agreement may be executed and delivered in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement, and delivery via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

f.    Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

g.    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and may not assign any of your rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

h.    Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. You acknowledge and agree that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. You have had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

i.    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California without regard to conflicts of law principles.

If you are in agreement with the terms set forth above, please sign below and return the signed Agreement.

John Russell, President and CEO

Understood and Accepted:

Roger Owens	Date

Email Address

CARDIVA MEDICAL, INC.

SEVERANCE PLAN

PARTICIPATION AGREEMENT

Name: Roger Owens

Section 1. ELIGIBILITY.

You have been designated as eligible to participate in the Cardiva Medical, Inc. Severance Plan (the “Plan”), a copy of which is attached as Annex I to this Participation Agreement (the “Agreement”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

Section 2. SEVERANCE BENEFITS

Subject to the terms of the Plan and Section 3 of this Agreement, if your employment is terminated in a Qualifying Termination or CIC Qualifying Termination, and if you meet all the other eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and provided that such Release becomes effective in accordance with its terms, you will receive the severance benefits set forth in this Section 2. Notwithstanding the schedule for provision of severance benefits as set forth below, the provision of any severance benefits under this Section 2 is subject to any delay in payment that may be required under the Plan.

(a) Qualifying Termination. Upon a Qualifying Termination, you shall be eligible to receive the following severance benefits.

(1) Cash Severance Benefit. You will be entitled to continue to receive your then-current Base Salary for six (6) months (such period of months, the “Severance Period”) to be paid as set forth in the Plan.

(2) Payment of Continued Group Health Plan Benefits.

(i) If you timely elect continued group health plan continuation coverage under COBRA, the Company shall pay the full amount of your COBRA premiums, or shall provide coverage under any self-funded plan, on behalf of you for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, for the Severance Period (the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, or the provision of coverage under a self-funded group health plan, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period. For purposes of this Section, (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility.

(ii) Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on the your behalf, the Company will instead pay you a fully taxable lump sum cash payment for the balance of the COBRA Payment Period as set forth in the Plan.

(b) Change in Control Qualifying Termination. Upon a Change in Control Qualifying Termination, you shall be eligible to receive the following severance benefits. For the avoidance of doubt, in no event shall you be entitled to benefits under both Section 2(a) and this Section 2(b). If you are eligible for severance benefits under both Section 2(a) and this Section 2(b), you shall receive the benefits set forth in this Section 2(b) and such benefits shall be reduced by any benefits previously provided to you under Section 2(a).

(1) Cash Severance Benefit. You will receive the cash severance benefit described in Section 2(a)(1) above, except that:

(i) your Severance Period will be twelve (12) months; and

(ii) you will additionally be entitled to 50% of your target bonus, if any, as set forth in the Plan.

(2) Accelerated Vesting of Stock Awards. Any outstanding unvested Equity Awards shall accelerate and become vested with respect to 100% of the then unvested shares subject thereto as set forth in the Plan.

(3) Payment of Continued Group Health Plan Benefits. You will receive the payment for continued group health plan benefits described in Section 2(a)(2) above, except that the COBRA Payment Period will be equal to the Severance Period applicable to a Change in Control Termination as set forth in Section 2(b)(1) above.

Section 3. ACKNOWLEDGEMENTS.

As a condition to participation in the Plan, you hereby acknowledge each of the following:

(a) The severance benefits that may be provided to you under this Agreement are subject to all of the terms of the Plan which is incorporated into and becomes part of this Agreement.

(b) The severance benefits that may be provided to you under this updated Agreement are only effective upon the successful completion of the Company’s Initial Public Offering ((IPO).

(c) This Agreement and the Plan supersedes any severance benefit plan, policy or practice previously maintained by the Company that may have been applicable to you. This Agreement and the Plan do not supersede, replace or otherwise alter the At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement.

(d) You may not sell, transfer, or otherwise assign or pledge your right to benefits under this Agreement and the Plan to either your creditors or to your beneficiary, except to the extent permitted by the Plan Administrator if such action would not result in adverse tax consequences under Section 409A.

To accept the terms of this Agreement and participate in the Plan, please sign and date this Agreement in the space provided below and return it to Human Resources no later than January 15, 2021.

Cardiva Medical, Inc.

By:

Name:

Title:

Roger Owens	Date

ANNEX I

CARDIVA MEDICAL, INC. SEVERANCE PLAN

1